SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 20, 2005

FIRST CITIZENS BANCORPORATION, INC.

(Exact name of registrant as specified in its charter)

SOUTH CAROLINA	0-11172	57-0738665
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1225 Lady Street Columbia, South Carolina	29201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (803) 733-3456

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective October 20, 2005, our wholly-owned subsidiary, First Citizens Bank and Trust Company, Inc. (“FCBank”), entered into written agreements with certain of its officers (including our four executive officers named below) to supersede and replace similar agreements previously in effect. Under those agreements, FCBank will make monthly payments to each officer for a period of ten years, beginning six months and one week following the officer’s retirement at age 65 or at another age agreed to by FCBank. In return for those payments, each officer has agreed to provide limited consulting services to, and not to “compete” (as defined in the agreements) against, FCBank during the payment period. If an officer dies while employed by FCBank, or before all payments have been made following his retirement, remaining payments under his agreement will be made to his designated beneficiary or estate. In the event an officer’s employment is terminated for any reason other than his retirement or death, his agreement also will terminate and no payments will be made. FCBank also may terminate an officer’s agreement for any reason without obligation at any time prior to his retirement or death. The following table lists the monthly payment amounts provided for in the agreements with each of our four named officers.

Name	Title	Aggregate monthly payment amount
Jim B. Apple	Chairman and Chief Executive Officer	$17,250.00
Peter M. Bristow	President and Chief Operating Officer	6,614.58
William L. Loadholdt	Executive Vice President and Chief Information Officer	5,416.67
Craig L. Nix	Executive Vice President and Chief Financial Officer	5,416.67

The agreements were approved by FCBank’s Board of Directors on October 20, 2005, following the review and favorable recommendation of the joint Compensation Committee of our and FCBank’s boards.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, we have duly caused this Report to be signed on our behalf by the undersigned thereunto duly authorized.

FIRST CITIZENS BANCORPORATION, INC.
(Registrant)

Date: October 26, 2005	By:	/s/ Craig L. Nix
Craig L. Nix
Chief Financial Officer

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